Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Uniti Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.0001 Par Value	Rule 457(c) and (h)	8,000,000(2)	$3.67	$29,360,000	0.00011020	$3,236
Total Offering Amounts					$29,360,000		$3,236
Total Fee Offsets							–
Net Fee Due							$3,236

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 8,000,000 additional shares of Common Stock available for issuance pursuant to the Uniti Group Inc. 2015 Equity Incentive Plan (the “Plan”). An amendment to the Plan, which increased the number of shares of Common Stock issuable under the Plan by 8,000,000 shares, was approved by the board of directors of the registrant on April 11, 2023 was approved by stockholders at the Company’s annual meeting of stockholders on May 25, 2023.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s common stock as reported on the NASDAQ Global Select Market on May 24, 2023.